Exhibit 99.1 Press Release

Plum Creek Timber Company, Inc.
999 Third Avenue
Suite 4300
Seattle, Washington 98104
206 467 3600

News Release

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
January 30, 2006	Media: Kathy Budinick 1-206-467-3620

Plum Creek Reports Results for Fourth
Quarter and Full Year 2005

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $67 million, or $0.36 per diluted share, on revenues of $391 million. Earnings for the fourth quarter of 2004 were $73 million, or $0.40 per diluted share, on revenues of $327 million.

Earnings for the fourth quarter of 2005 included a $3 million after-tax gain on the sale of industrial mineral assets. The fourth quarter 2004 results included a $23 million after-tax gain on the sale of coal assets. As a result, income from continuing operations for the fourth quarter of 2005 was $64 million, or $0.34 per diluted share. Income from continuing operations for the same period of 2004 was $50 million, or $0.28 per diluted share.

Earnings for 2005 were $354 million, or $1.92 per diluted share, on revenues of $1.576 billion. Earnings for 2004 were $362 million, or $1.97 per diluted share, on revenues of $1.528 billion.

Results for 2005 included the $3 million after-tax gain mentioned above as well as a $20 million after-tax gain on the sale of the company’s remaining coal assets during the first quarter of 2005. Full year 2004 results included the $23 million after-tax coal sale gain mentioned above. As a result, income from continuing operations for 2005 was $331 million, or $1.79 per diluted share compared to $339 million, or $1.84 per diluted share for 2004.

“We are pleased with our results for 2005, concluding another year of excellent strategic progress and profitability,” said Rick Holley, president and chief executive officer. “Our 2005 income from continuing operations approached our 2004 level, one of the best years in Plum Creek’s history.”

Cash provided by operating activities for 2005 totaled $516 million and included approximately $31 million from the sale of large, non-strategic timberlands. Cash provided by operating activities during 2004 totaled $582 million and included approximately $129 million from the sale of large, non-strategic timberlands. The company ended 2005 with $369 million in cash and cash equivalents.

“The contributions of our core businesses grew as profits from our sustainable timber harvest increased and we continued to capture excellent value from the sale of higher and better use lands,” continued Holley. “The timber resource segments collectively grew operating profit approximately 5 percent despite increased cost pressures associated with higher fuel prices. We continued to expand our sales of conservation, recreation and small, non-strategic timberland parcels, capturing $90 million of value beyond the underlying timberland value of these assets. These sales rose 53 percent from 2004 to approximately $260 million. In addition, we sold our Idaho timberlands at an attractive price - a large, non-strategic timberland sale. As expected, our manufacturing profits were down $28 million following 2004’s record profits in that segment.”

2005 Strategic Progress

“During 2005, we continued to execute on our strategies designed to grow the long-term cash flows from sustainable timber management and to capture the value of select properties for conservation, recreation or development purposes,” continued Holley.

During November 2005, the company completed the acquisition of 650,000 acres of timberlands in the Upper Peninsula of Michigan for approximately $345 million, financed in part by the issuance of $300 million of 5.875 percent 10-year notes. This accretive acquisition adds to 2006 and future harvests and provides opportunities for additional value recognition from higher and better use lands.

During 2005, the company made significant progress toward realizing the value of 129 exceptional properties; totaling 225,000 acres, with high development potential. The company expects the entitlement and sale of these properties will significantly grow future revenues, earnings and cash flow.

During 2005, the company obtained entitlements and permits for 926 rural residential lots on 9 properties and expects to complete the sale of the first lots during the first quarter of 2006. Plum Creek is currently seeking permits for an additional 19 projects.

Additionally, during 2005, the company entered into three joint venture agreements with leading land developers to entitle, permit, build and sell two residential communities in northeast Florida and one in southeast Georgia. Plum Creek’s participation in these joint ventures allows the company to capture significant value for the land without requiring the investment of financial capital. The company is continuing to evaluate potential joint venture partners for additional properties in the path of urban expansion or in exceptional recreation locations.

Review of Quarterly Operations

The Northern Resources segment reported fourth quarter operating profit of $27 million, compared to $25 million in the fourth quarter of the prior year. Harvest volumes rose approximately 233,000 tons, or 18 percent, compared to the same period of 2004. In the Northwest, the company harvested timber during the fourth quarter that had been deferred earlier in the year due to high fire danger, while the Michigan timberland acquisition added 85,000 tons to the fourth quarter’s harvest. For the full year, Northern harvests were approximately 3 percent higher than in 2004. Sawlog prices were essentially unchanged from year ago levels. Tight log markets, primarily the result of limited contractor capacity, increased Northeast pulpwood prices approximately 7 percent over those in the fourth quarter of 2004.

Operating profit in the fourth quarter of 2005 in the Southern Resources segment was $49 million compared to $54 million in the fourth quarter of 2004. Harvest volumes were approximately 5 percent lower compared to the same period of 2004. The company took advantage of particularly attractive markets early in 2005. As a result, timber was harvested earlier in the year than was the case during 2004. For the full year, 2005 harvests in the South were approximately 4 percent higher than 2004 levels. Southern sawlog prices were up, on average, 2 percent compared to the fourth quarter of 2004. Increased lumber production over the past year increased the demand for sawlogs, leading to price increases in most regions. Average Southern pulpwood prices were flat to down modestly when compared to prices in the fourth quarter of 2004.

The Real Estate segment reported revenue of $72 million in the fourth quarter of 2005 compared to $23 million in the fourth quarter of 2004. Operating income was approximately $25 million and $12 million, respectively. During the fourth quarter of 2005, the company completed a large, non-strategic timberland sale of 39,000 acres of Idaho timberlands for $30 million. This sale contributed $1 million to operating income. The remaining sales were comprised of almost exclusively small, non-strategic timberlands and a $5 million conservation easement.

The Manufacturing segment reported a $4 million profit for the fourth quarter of 2005, compared with a $1 million profit in the year-ago quarter, which included a $9 million pre-tax lumber mill impairment charge. Prices for industrial plywood and medium density fiberboard (MDF) were similar to the year-ago levels. Lumber prices during the fourth quarter of 2005 were approximately 8 percent lower than last year as North American lumber producers increased supply in response to continuing strong demand. Increased raw material costs reduced profitability for these products when compared to 2004.

Outlook

Lumber, plywood, and oriented strand board (OSB) customers are anticipating continued good demand for their products during the first half of 2006 and the company is experiencing good pulpwood demand from pulp and paper mills in all regions. New OSB and lumber production capacity has increased log demand, most notably in the Pacific Northwest and Carolinas. Overall, timber markets in the Northern and Southern segments are expected to hold at current levels during the first half of 2006.

During 2006, the company expects to harvest between 19.2 and 20.2 million tons of timber. The majority of the 2006 harvest growth is expected to come in the Northern Resources segment, reflecting the Michigan acquisition, and is expected to be approximately 62 percent sawlogs and 38 percent pulpwood. Southern Resources segment harvest volumes are expected to be similar to 2005’s level with a 50/50 mix between sawlogs and pulpwood.

The company expects Real Estate segment sales for the year to increase to between $280 and $300 million. Of this, as much as $60 million is projected to come from the sale of entitled properties on a small portion of the company’s high-value real estate properties. First quarter Real Estate segment sales are expected to approach $60 million. Entitled property sales are expected to contribute approximately $7 million to the segment’s first quarter results.

While overall demand for manufactured products is expected to remain good, higher raw material costs and increased supply of lumber and panel products on the market are expected to reduce Manufacturing segment profits during 2006.

Reflecting all of these factors, the company expects first quarter 2006 earnings to be between $0.40 and $0.45 per share with full-year earnings expected to be between $1.55 and $1.75 per share.

“We continue to execute our strategies for long-term value growth in our timber business and further expand our industry-leading capabilities in timberland valuation and land-use planning,” said Holley. “We will continue our efforts to create and capture additional value for select properties with high development potential with an eye toward growing the revenues, earnings and cash flow from these valuable assets.”

“Disciplined capital allocation remains our highest priority. We will continue to explore the opportunistic acquisition of financially attractive timberlands that add to our standing inventory of merchantable timber and grow our current and future harvests. We will pursue our strategies with discipline and patience with the ultimate goal of growing our sustainable cash flow and the per share value of the company,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, January 30, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek’s fourth quarter 2005 earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek’s conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 3473351.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the Investors section of Plum Creek’s website at www.plumcreek.com.

_________________

Plum Creek is one of the largest private timberland owners in the nation, with more than 8 million acres of timber and land in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seek," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Year Ended
	December 31, 2005	December 31, 2004
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$764	$694
Real Estate	292	303
Manufacturing	504	518
Other	16	13

Total Revenues	1,576	1,528

Costs and Expenses:
Cost of Goods Sold:
Timber	418	368
Real Estate	152	149
Manufacturing	463	449
Other	3	4

Total Cost of Goods Sold	1,036	970

Selling, General and Administrative	92	86

Total Costs and Expenses	1,128	1,056

Gain on Sale of Other Assets	--	5

Operating Income	448	477

Interest Expense, net	109	111

Income before Income Taxes	339	366

Provision for Income Taxes	8	27

Income from Continuing Operations	331	339

Gain on Sale of Properties, net of tax	23	23

Net Income	$354	$362

Income from Continuing Operations per Share
- Basic	$1.80	$1.85
- Diluted	$1.79	$1.84

Net Income per Share
- Basic	$1.92	$1.97
- Diluted	$1.92	$1.97

Weighted Average Number of Shares Outstanding
- Basic	184.0	183.4
- Diluted	184.6	184.1

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Quarter Ended
	December 31, 2005	December 31, 2004
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$192	$181
Real Estate	72	23
Manufacturing	121	122
Other	6	1

Total Revenues	391	327

Costs and Expenses:
Cost of Goods Sold:
Timber	110	99
Real Estate	47	9
Manufacturing	114	117
Other	1	1

Total Cost of Goods Sold	272	226

Selling, General and Administrative	24	24

Total Costs and Expenses	296	250

Operating Income	95	77

Interest Expense, net	29	27

Income before Income Taxes	66	50

Provision for Income Taxes	2	--

Income from Continuing Operations	64	50

Gain on Sale of Properties, net of tax	3	23

Net Income	$67	$73

Income from Continuing Operations per Share
- Basic	$0.34	$0.28
- Diluted	$0.34	$0.28

Net Income per Share
- Basic	$0.36	$0.40
- Diluted	$0.36	$0.40

Weighted Average Number of Shares Outstanding
- Basic	184.0	183.7
- Diluted	184.6	184.4

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	December 31, 2005	December 31, 2004
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$369	$347
Restricted Advance from Customer	23	4
Accounts Receivable	44	40
Like-Kind Exchange Funds Held in Escrow	30	11
Inventories	75	71
Deferred Tax Asset	17	10
Other Current Assets	16	16

	574	499

Timber and Timberlands - Net	3,961	3,595
Property, Plant and Equipment - Net	234	248
Investment in Grantor Trusts	26	29
Other Assets	17	7

Total Assets	$4,812	$4,378

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$161	$32
Short-Term Debt	50	--
Accounts Payable	45	41
Interest Payable	30	28
Wages Payable	25	25
Taxes Payable	18	22
Deferred Revenue	35	16
Other Current Liabilities	11	20

	375	184

Long-Term Debt	1,524	1,405
Lines of Credit	495	448
Deferred Tax Liability	39	45
Other Liabilities	54	56

Total Liabilities	2,487	2,138

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0,
outstanding - none	--	--
Common Stock, $0.01 par value, authorized shares - 300.6,
issued (including Treasury Stock) - 186.2 at December 31, 2005,
and 185.7 at December 31, 2004	2	2
Additional Paid-In Capital	2,181	2,168
Retained Earnings	186	111
Treasury Stock, at cost, Common Shares - 2.0	(44)	(43)
Other Equity	--	2

Total Stockholders' Equity	2,325	2,240

Total Liabilities and Stockholders' Equity	$4,812	$4,378

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended
	December 31, 2005	December 31, 2004
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$354	$362
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Includes $2 Loss Related to Hurricane in 2005 and $9 Lumber Mill Impairment Charge in 2004)	113	114
Basis of Real Estate Sold (Includes Impairment Losses of $1 in 2005 and $21 in 2004)	124	134
Deferred Income Taxes	(13)	9
Gain on Sales of Properties and Other Assets	(24)	(28)
Working Capital Changes	(36)	(12)
Other	(2)	3

Net Cash Provided By Operating Activities	516	582

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(89)	(70)
Timberlands Acquired	(501)	(66)
Proceeds from Sales of Properties and Other Assets
(Including Tax-Deferred Exchange Proceeds)	29	46
Other	(2)	(1)

Net Cash Used In Investing Activities	(563)	(91)

Cash Flows From Financing Activities:
Dividends	(279)	(260)
Borrowings under Line of Credit	2,468	2,147
Repayments of Borrowings under Line of Credit	(2,421)	(2,295)
Proceeds from Issuance of Short-Term Debt	50	--
Proceeds from Issuance of Long-Term Debt	297	--
Principal Payments and Retirement of Long-Term Debt	(53)	(33)
Proceeds from Stock Option Exercises	9	12
Acquisition of Treasury Stock	(1)	--
Other	(1)	--

Net Cash Provided by (Used In) Financing Activities	69	(429)

Increase In Cash and Cash Equivalents	22	62
Cash and Cash Equivalents:
Beginning of Year	347	285

End of Year	$369	$347

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Quarter Ended
	December 31, 2005	December 31, 2004
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$67	$73
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization (Includes $9 million Lumber Mill
Impairment Charge in 2004)	28	36
Basis of Real Estate Sold (Includes Impairment Losses of $1 in 2004)	42	7
Deferred Income Taxes	(8)	(3)
Gain on Sales of Other Assets	(2)	(23)
Working Capital Changes (A)	30	4
Other	(3)	3

Net Cash Provided By Operating Activities	154	97

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(36)	(21)
Timberlands Acquired (A)	(383)	(34)
Proceeds from Sales of Properties and Other Assets
(Including Tax-Deferred Exchange Proceeds)	2	19
Other	(1)	(1)

Net Cash Used In Investing Activities	(418)	(37)

Cash Flows From Financing Activities:
Dividends	(70)	(66)
Borrowings under Line of Credit	662	476
Repayments of Borrowings under Line of Credit	(668)	(495)
Proceeds from Issuance of Long-Term Debt	297	--
Principal Payments and Retirement of Long-Term Debt	(2)	--
Proceeds from Stock Option Exercises	5	3

Net Cash Provided by (Used In) Financing Activities	224	(82)

Decrease In Cash and Cash Equivalents	(40)	(22)
Cash and Cash Equivalents:
Beginning of Period	409	369

End of Period	$369	$347

(A) - During the fourth quarter of 2005, the company concluded that proceeds received from a like-kind exchange should be reflected as an investment activity under "Timberlands Acquired" in the period in which the proceeds were reinvested in timberland assets. Prior to the fourth quarter, the company reflected like-kind exchange proceeds as an investment activity under "Timberlands Acquired" in the quarter in which the company concluded that it was probable that the proceeds would be successfully reinvested in timberland assets. For the quarter ended December 31, 2005, "Working Capital Changes" and "Timberlands Acquired" includes $65 million of like-kind exchange proceeds that were reinvested in timberland assets, which was previously reported in the Cash Flow Statement for the nine months ended September 30, 2005. Prior year amounts have been reclassified to conform to this year's presentation. This change in presentation does not affect net income or operating income for any period, nor does it affect any amounts in the statement of cash flows for the years ended December 31, 2005 and 2004.